        EXHIBIT 2.20

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement ("Agreement") is made as of the 1st day of August, 2007, by and between Transworld Assets, LLC, a Delaware limited liability company ("Buyer") with its principal business offices located at 149 Avenue at the Common, Suite 4, Shrewsbury, New Jersey 07702, and Green-Tech Assets, Inc., a Washington corporation (“Green-Tech”) its principal business offices located at 30 Meeting Street, Cumberland, Rhode Island 02864, CC Laurel, Inc., a Rhode Island corporation (“CCL”) with its principal business offices located at 30 Meeting Street, Cumberland, Rhode Island 02864, (each of Green-Tech and CCL to be referred to herein as a “Seller” and collectively as the "Sellers") and Thurston J. Hartford and Susan Hartford, each of whom is an individual maintaining a business address at 30 Meeting Street, Cumberland, Rhode Island 02864 (the “Shareholders”).

WHEREAS, the Buyer desires to purchase from the Sellers, and the Sellers desire to sell to the Buyer substantially all of the properties, rights, assets and business of the Sellers, all upon and subject to the terms and conditions hereinafter set forth.

WHEREAS, Sellers are engaged in the business of providing electronic and technology disposition services and software reclamation, asset auditing and tracking and technology risk management services (the “Business”).

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1.  Purchase and Sale and Delivery of the Assets.

1.1.  Purchase and Sale and Delivery of the Assets.

(a)  Purchased Assets.  Subject to and upon the terms and conditions of this Agreement and excluding the assets retained by the Sellers as set forth in Section 1.1(b) herein, as of the “Closing Date” (as defined in Section 1.7 below), each of the Sellers shall sell, transfer, convey, assign and deliver, to the Buyer, and the Buyer shall purchase from each of the Sellers, free and clear of all liens and encumbrances (except for Permitted Liens as defined in Section 2.8), all of the properties, rights, assets and business as a going concern, of every kind and nature, real, personal or mixed, tangible or intangible, wherever located, which are owned, leased, licensed or used by the Sellers in the conduct of the Business and which exist on the Closing Date (collectively, the "Purchased Assets"), including, without limitation, the following assets:

(i)  all office supplies and similar materials (the "Supplies");

(ii)  all contracts, agreements, leases, arrangements and/or commitments of any kind, whether oral or written, relating to the Purchased Assets as set forth on Schedule 2.12 attached hereto (the "Contracts");

(iii)  all customer lists, files, records and documents (including credit information) relating to customers and vendors of the Purchased Assets and all other business, financial and employee books, records, files, documents, accounting records, reports and correspondence relating to the Purchased Assets, (collectively, the "Records");

(iv)  all rights of each Seller, if any, under express or implied warranties from the suppliers of the Sellers provided that such warranties may be assigned;

(v)  all furnishings, furniture, fixtures, tools, machinery, equipment and leasehold improvements owned by a Seller, whether or not reflected as capital assets in the accounting records of the Sellers (collectively, the "Fixed Assets"), as set forth on Schedule 2.8;

(vi)  all patents, trademarks, service marks and tradenames, and applications therefor which are owned by a Seller;

(vii)  the names “Green-Tech Assets, Inc.” and “CC Laurel, Inc.” and all domain names, websites, e-mail addresses and phone numbers used in the Business;

(viii)  all computers, computer programs, computer databases, hardware and software owned or licensed by a Seller;

(ix)  all municipal, state and federal franchises, licenses, authorizations and permits of each Seller which are necessary to operate the Business or are related to the Purchased Assets;

(x)  all prepaid charges, deposits, sums and fees of each Seller;

(xi)  all claims and rights of each Seller related to or arising from the Purchased Assets;

(xii)  all motor vehicles;

(xiii)  all inventories of whatever kind, including, without limitation, finished goods, goods held for sale, work-in-process and raw materials;

(xiv)  all accounts receivable and other rights to payment; and

(xv)  all of the goodwill of the Business.

(b)  Retained Assets.  Notwithstanding anything to the contrary set forth in this Agreement, the following assets of the Sellers are not included in the sale of Purchased Assets contemplated hereby: (i) the cash and cash equivalents, (ii) the Purchase Price (as hereinafter defined) and the other rights of a Seller under or relating to this Agreement (iii) the corporate minute books, stock records, qualification to conduct business as a foreign corporation, (iv) those assets set forth on Schedule 2.8 and noted as to be retained; and (v) other documents relating to the formation, maintenance or existence as a corporation of each Seller, except that each Seller agrees that it will provide copies of any such document from the corporate minute books as reasonably requested by the Buyer which the Buyer believes are necessary for the conduct of the Business and the use and operation of the Business and Purchased Assets after the Closing Date.

1.2.  Purchase Price.  The purchase price for the Purchased Assets (the "Purchase Price") shall, subject to adjustment as provided below, be the aggregate of the following:

(a)  Six Hundred Thousand Dollars ($600,000), of which (i) One Hundred Thousand Dollars ($100,000) previously deposited by Buyer in escrow with Nixon Peabody LLP (the “Deposit”) shall be released from escrow by Nixon Peabody LLP and delivered via wire transfer to an account designated by Seller and (ii) Five Hundred Thousand Dollars ($500,000) which shall be delivered by Buyer via wire transfer to an account designated by Seller.

(b)  One Hundred Sixty Six Thousand Eight Hundred Twenty Eight Dollars ($166,828) which shall be paid by means of a three year interest bearing promissory note (the “Note”) providing for payments of Five Thousand Dollars ($5,000) per month in the form of Exhibit A hereto.

(c)  Two Million (2,000,000) shares of Common Stock of Stratus Services Group, Inc. (the “Stratus Shares”) which shall be issued in the name of Thurston J. Hartford as per the direction of Sellers.

1.3.  Purchase Price Adjustments.

(a)  Receivables Adjustment.  At the Closing, Sellers shall deliver a schedule of the Sellers’ aggregate accounts payable as of the Closing Date (the “Payable Schedule”) and a schedule of the Sellers’ aggregate accounts receivable as of the Closing Date plus $103,490.64 which represents ADP accounts receivable which is not currently reflected on the Seller’s Balance Sheet (the “Receivables Schedule”).  In the event that the amount of the accounts receivable set forth on the Receivables Schedule is less than the aggregate amount of accounts payable set forth on the Payable Schedule, the cash Purchase Price payable pursuant to Section 1.2(a) at the Closing shall be reduced by the amount of such deficiency (the “Deficiency Amount”).  Notwithstanding anything contained herein to the contrary, the cash Purchase Price shall not be reduced unless and until the Deficiency Amount exceeds $25,000.

(b)  Share Price Adjustment.  In the event that the average Market Price (as defined below) of a share of Stratus Services, Inc. Common Stock (“Stratus Stock”) is not $.20 or more for the thirty (30) trading days preceding the three year anniversary of the Closing Date (the “Anniversary Date”), Buyer shall make a cash payment to Seller within five (5) business days after the Anniversary Date equal to the amount determined by multiplying (A) the difference between the average Market Price for such thirty (30) trading day period and $.20 by (B) two million (2,000,000).  The term Market Price as of a particular day means (a) the closing price per share of the Stratus Stock on such date on the OTC Bulletin Board or on such Subsequent Market (as defined below) on which the shares of Stratus Stock are then listed or quoted), or (b) if the shares of Stratus Stock are not then listed or quoted on the OTC Bulletin Board or a Subsequent Market, then the last price reported in the "Pink Sheet" for the relevant day.  The term “Subsequent Market” means the New York Stock Exchange, Nasdaq SmallCap Market, American Stock Exchange or Nasdaq Stock Market.  If the shares of Stratus Stock are not listed or quoted for public trading during the thirty day period prior to the Anniversary Date, the average Market Price shall be deemed zero. The .20 per share threshold set forth in this Section 1.3(b) shall be equitably adjusted to account for stock splits, share combinations and stock dividends affecting the Stratus Stock.

(c)  Prepayment Adjustment.  The cash Purchase Price payable pursuant to Section 1.2(a) shall be reduced by the amount of payment received by a Seller from CRT Tech for services not provided as of the Closing Date, which as of the Closing Date is $7,324.66.

1.4.  Assumption of Liabilities.

(a)  Assumed Liabilities.  At the Closing, Buyer agrees to assume:

(i)  the liabilities and obligations set forth on Schedule 1.4(a)(i) (the “Scheduled Liabilities”) up to an aggregate amount of $477,652.83, of which $423,652.83 shall be satisfied in full by Buyer at the time of the Closing;

(ii)  accounts payable to the extent set forth on the Payable Schedule;

(iii)  the obligations of each Seller under the Contracts listed on Schedule 1.4(a)(ii) which are to be performed or discharged under the terms of such Contracts, on or after the Closing Date, but as to any payment obligation, only to the extent that the payment is for goods, services or other types of consideration that are delivered, performed or provided on or after the Closing Date, and further provided that Buyer shall not assume any such obligation to the extent the existence thereof violates or is in breach of any of the representations, warranties and covenants of Sellers’ in this Agreement.

(b)  Liabilities Retained by Sellers. Except for the Assumed Liabilities, the Buyer shall not assume, be liable for or pay, and none of the Purchased Assets shall be subject to, and each Seller shall retain, be unconditionally liable for and pay, any liability or obligation (whether known or unknown, matured or unmatured, stated or unstated, recorded or unrecorded, fixed or contingent, currently existing or hereafter arising) of such Seller, including without limitation, the following:

(i)  any obligation or liability of a Seller arising out of this Agreement, any agreement entered into in connection herewith or the transactions contemplated hereby or thereby;

(ii)  except as otherwise provided herein, any obligation or liability of a Seller for the fees and expenses of its counsel, accountants and other experts and all other expenses incurred by a Seller incident to the negotiation, preparation and execution of this Agreement and any agreement entered into in connection herewith and the performance by a Seller of its obligations hereunder or thereunder;

(iii)  except as otherwise provided herein, any obligation or liability of a Seller and its directors, officers, employees, consultants and other representatives, arising out of or resulting from any business, activity, course of conduct, action or omission before, on or after the Closing Date;

(iv)  any amount of the Scheduled Liabilities in excess of $477,652.83.

(v)  accounts payable of each Seller to the extent not set forth on the Payable Schedule;

(vi)  any liability or obligation under or in connection with the Retained Assets.

(vii)  any federal, state, local or other foreign tax payable by a Seller whether such tax is due and payable prior to or after the Closing Date;

(viii)  any indebtedness of a Seller for borrowed money;

(ix)  any liability of each Seller with respect to any claim, litigation or proceeding accruing with respect to, or arising from or relating to any business, activity, course of conduct, action or omission before, on or after the Closing Date, including, without limitation, those matters set forth on Schedule 2.9, whether such claim, litigation or proceeding is presented or instituted prior to or after the Closing Date;

(x)  any liability, obligations, payments, benefits, costs and expenses including, without limitation, any salary, wage, vacation, bonus, severance, expense reimbursement or other benefit: (a) accruing and payable to employees of a Seller who become employed by the Buyer after the Closing Date with respect to any period before the Closing Date as set forth in Schedule 1.4(b) attached hereto, (b) accruing and payable to all other employees of a Seller with respect to any period before or after the Closing Date, (c) accruing and payable to all former employees of each Seller whose employment terminated before the Closing Date, (d) accruing and payable pursuant to any employee benefit plans (including pension plans) of a Seller or under federal and state laws governing such plans, whether before or after the Closing Date, including, without limitation, in connection with the termination of participation under such plan by an employee; or (e) accruing and payable in connection with the termination of any such employee benefit plan of each Seller, whether before or after the Closing Date.

(xi)  any warranty liability of a Seller, including without limitation, for claims which arise prior to the Closing Date, whether such claims are presented prior to or after the Closing Date.

1.5.  Assignment of Contracts.

(a)           Contracts Assignable Without Consent.  Subject to the provisions of this Section 1.5, as of the Closing Date , each Seller shall, to the extent permitted by law, assign to Buyer and Buyer shall assume, as of the Closing, all of the rights and obligations of a Seller under the Contracts.

(b)           Nonassignability.  To the extent that any Contract or any claim, right or benefit arising thereunder or resulting therefrom is not capable of being sold, assigned, transferred or conveyed without the approval, consent or waiver of the issuer thereof or the other party thereto, or any third person (including a government or governmental unit), or if such sale, assignment, transfer or conveyance or attempted assignment, transfer or conveyance would constitute a breach thereof or a violation of any law, decree, order, regulation or other governmental edict (the “Interests”), this Agreement shall not constitute a sale, assignment, transfer or conveyance thereof, or an attempted assignment, transfer or conveyance thereof.

(c)           Sellers to Use Reasonable Efforts.  Anything in this Agreement to the contrary notwithstanding, a Seller is not obligated to sell, assign, transfer or convey to Buyer any of its rights and obligations in and to any of the Interests without first obtaining all necessary approvals, consents or waivers.  Each Seller shall use all reasonable efforts, and Buyer shall reasonably cooperate with each Seller, to obtain all necessary approvals, consents or waivers, or to resolve any impracticalities of transfer referred to in Section 1.5(b) necessary to convey to Buyer each such Interest as soon as practicable provided, however, that neither Sellers nor Buyer shall be obligated to pay any consideration therefor except for filing fees and other ordinary administrative charges which shall be paid by Buyer to the third party from whom such approval, consent or waiver is requested.

(d)           If Waivers or Consents Cannot be Obtained.  To the extent that any of the approvals, consents or waivers referred to in Section 1.5(c) have not been obtained by each Seller as of the Closing, or until the impracticalities of transfer referred to in Section 1.5(b) are resolved, each Seller shall, during the remaining term of such Interests, cooperate with Buyer at Buyer’s expense, to (i) obtain the consent of any such third party; (ii) cooperate with Buyer in any reasonable and lawful arrangements designed to provide the benefits of such Interests to Buyer so long as Buyer fully cooperates with each Seller in such arrangements and promptly reimburses each Seller for all payments made by a Seller in connection therewith and indemnifies each Seller with respect thereto; and (iii) at the request of Buyer but subject to receipt of Buyer's indemnity as to any costs incurred by or liability imposed upon a Seller enforce, any rights of a Seller arising from such Interests against such issuer thereof or the other party or parties thereto (including the right to elect to terminate any such Interests in accordance with the terms thereof upon the advice of, and indemnification from, Buyer).

1.6.  Obtaining Permits and Licenses.  Each Seller will assign, transfer or convey to Buyer at the Closing those permits and licenses which are held or used by a Seller in connection with the Business and can be assigned without having to obtain the consent of any third party with respect thereto; and provided, further, that each Seller will cooperate with Buyer at Buyer’s expense, in obtaining any third party consents necessary to the assignment or transfer of any other permits or licenses used or held by a Seller in connection with the Business which are so assignable or transferable.  Subsequent to the Closing, to the extent permitted by law, each Seller shall have the right to cancel any permits or licenses or any bonds, guarantees or undertakings by a Seller applicable to the Assets or the Business to the extent such are not so assigned or transferred to Buyer pursuant to this Section 1.6; provided, however, that each Seller agrees to maintain at Buyer’s expense any such permits, bonds, guarantees or undertakings for up to six months after the Closing or until expired, whichever occurs first, so long as Buyer agrees hereto, and does hereby so agree, to (i) indemnify each Seller from all costs (including reasonable attorneys fees), expenses, liability and damages with respect thereto, and (ii) diligently exerts all reasonable efforts to obtain the necessary consents of third parties for such assignment or transfer to Buyer or obtain new permits, bonds, guarantees or undertakings prior to that time, whichever is applicable.  Buyer shall assume, or reimburse each Seller for, all costs associated with assignment or transfer of permits and licenses and any and all costs of any bonds which cannot be cancelled for as long as they remain outstanding. The failure of a Seller to cancel any permits, licenses, bonds, guarantees or undertakings shall not affect the respective rights, obligations, liabilities and indemnifications of a Seller by Buyer under this Agreement.

1.7.  Closing.  The closing (the “Closing”) shall take place at the offices of the Nixon Peabody LLP, at 10:00 AM Eastern Time, on August 1, 2007, or such other time or date or such other location as the parties may mutually agree (the "Closing Date").

1.8.  Allocation of Purchase Price.  The Purchase Price shall be allocated among the various Purchased Assets by mutual agreement of the parties as set forth on Schedule 1.8.  The parties covenant and agree with each other that this allocation was arrived at by arm’s length negotiation and that none of them will take a position on any income tax return, before any governmental agency charged with the collection of any income tax or in any judicial proceeding that is in any manner inconsistent with the terms of this Section 1.8 without the written consent of the other parties to this Agreement.  The Buyer and each Seller covenants and agrees to execute and timely file U.S. Treasury Form 8594 consistent with Schedule 1.8, and upon a party’s reasonable request the other party shall execute and file such other documents as may be necessary to document such allocation.

1.9.    Prorations.  To the extent not otherwise accounted for or prorated under this Agreement, Buyer and Sellers shall pro-rate (as of the Closing Date), to the extent applicable to the Purchased Assets, all real estate and personal property lease payments, real estate and personal property taxes, assessments and other similar charges against real estate and utility charges. If accurate allocations as to such matters cannot be made at the Closing because current bills are not obtainable, Buyers and Sellers shall allocate such expense at the Closing on the best available information, subject to adjustment upon receipt of the final bill or other evidence of the applicable item of income or expense

2.  Representations of the Seller.  Sellers and Shareholders, jointly and severally, represent and warrant to the Buyer as follows:

2.1.  Organization.  Green-Tech is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington.  CCL is a corporation duly organized, validly existing and in good standing under the laws of the State of Rhode Island.  Each Seller is qualified or licensed to do business as a foreign corporation in each jurisdiction in which the nature of its activities requires such qualification.  Each Seller has delivered to the Buyer complete and correct copies of its respective Certificate of Incorporation and By-laws as in effect on the date hereof.  Neither Seller is in default under or in violation of any provision of its Certificate of Incorporation and By-laws.  Each Seller has all requisite power and authority (corporate and other) to execute and deliver this Agreement and the documents, instruments and agreements contemplated herein, and to consummate the transactions contemplated hereby and thereby.

2.2.  Affiliates and Other Equity Investments.  Neither Seller owns, directly or indirectly, any shares of capital stock of any corporation or any equity investment in any partnership, limited liability company, association or other business organization.

2.3.  Authorization.  Each Seller has the power to enter into this Agreement and to carry out its obligations hereunder.  The execution, delivery and performance of this Agreement, and the agreements provided for herein by each Seller, and the consummation by each Seller of all transactions contemplated hereby and thereby, have been duly authorized by all requisite entity action.  This Agreement and all such other agreements and obligations entered into and undertaken in connection with the transactions contemplated hereby to which each Seller is a party constitute the valid and legally binding obligations of a Seller, enforceable against each Seller in accordance with their respective terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and general equitable principles, regardless of whether such enforceability is considered in a proceeding at law or in equity.

2.4.  No Violation.  Except as set forth in Schedule 2.4, neither the execution, delivery nor performance of this Agreement and the agreements provided for herein, nor the consummation of any of the transactions contemplated hereby or thereby (i) will violate or conflict with the Certificate of Incorporation or By-laws of either Seller, or (ii) conflict with, result in any breach of, constitute (with or without due notice or lapse of time or both) a default under, or result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require notice, consent or waiver under any provision of any contract or agreement of any kind to which either Seller is a party or by which either Seller is bound (including, without limitation, the Contracts) or to which any property or asset (including, without limitation, the Purchased Assets) of any of them is subject, (iii) is prohibited by or requires a Seller to obtain or make any consent, authorization, approval, registration or filing under any statute, law, ordinance, regulation, rule, judgment, decree or order of any court or governmental agency, board, bureau, body, department or authority, (iv) will cause any acceleration of maturity of any note, instrument or other obligation to which a Seller is a party or by which each Seller is bound or with respect to which a Seller is an obligor or guarantor, or (v) will result in the creation or imposition of any lien, claim, charge, restriction, equity or encumbrance of any kind whatsoever upon or give to any other person any interest or right (including any right of termination or cancellation) in or with respect to any of the properties, assets (including, without limitation, the Purchased Assets), business, agreements or contracts (including, without limitation, the Contracts) of a Seller.

2.5.  Financial Statements.  Each Seller has delivered to Buyer financial statements compiled by its independent accountants as of and for the year ended December 31, 2005.  Such financial statements have been prepared in conformity with United States Generally Accepted Accounting Principles in a manner consistently applied and fairly present the financial position of each Seller as of the date thereof and the results of its operations and cash flows for the periods indicated.

2.6.  No Undisclosed Liabilities.  Since December 31, 2005 except for the transactions contemplated by this Agreement and except as set forth in Schedule 2.6, neither Seller has incurred any material liability or obligation (absolute, accrued, contingent or otherwise) of any nature, other than liabilities and obligations incurred in the ordinary course of business that is not reflected in such Seller’s balance sheet as of December 31, 2005 or the notes thereto.

2.7.  Absence of Certain Changes.  Since December 31, 2005 except for the execution and delivery of this Agreement and except as set forth in Schedule 2.7, neither Seller has (i) had any change in its condition (financial or otherwise), operations (present or prospective), business (present or prospective), assets or liabilities, other than changes in the ordinary course of business, none of which has been materially adverse; (ii) incurred or agreed to incur any indebtedness for borrowed money; (iii) paid or obligated itself to pay in excess of ten thousand dollars ($10,000) in the aggregate for Fixed Assets; (iv) suffered any substantial loss or waived any substantial right; (v) agreed to sell, transfer or otherwise dispose any of the Purchased Assets; (vi) mortgaged, pledged or subjected to any charge, lien, claim or encumbrance, or agreed to mortgage, pledge or subject to any charge, lien, claim or encumbrance, any of the Purchased Assets; (vii) made or permitted any material amendment or termination of any Contract, license or permit to which it is a party other than in the ordinary course of business; (viii) experienced any shortage or difficulty in obtaining qualified personnel to meet customer orders, demands and requirements; (ix) made any change in its accounting methods or practices with respect to its condition, operations, business, properties, assets or liabilities; or (x) entered into any transaction not in the ordinary course of the business.

2.8.  Title; Ownership, Condition and Adequacy of the Assets.  Except with respect to Purchased Assets that are leased and except as set forth in Schedule 2.8, each Seller has good and marketable title to all of its respective properties and assets included in the Purchased Assets, and valid leasehold interests in all such Purchased Assets leased by it under any personal property lease, in each case free and clear and not subject to any mortgage, pledge, conditional sales contract, lien, security interest, right of possession in favor of any third party, claim or other encumbrance, except for Permitted Liens.  The Fixed Assets are being sold “as is.”  The Purchased Asset constitute all of the assets, tangible and intangible, of any nature whatsoever, necessary to operate the Business in the manner presently operated by Sellers and include all of the operating assets of the Sellers.  Schedule 2.8 sets forth an accurate, correct and complete list of all of the Fixed Assets owned or used by each Seller with respect to the Purchased Assets.  As used herein, the term “Permitted Liens” means (i) liens or encumbrances for taxes not yet due or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of each Seller; (ii) carrier’s, warehousemen’s, mechanic’s, materialmen’s, repairmen’s or other like liens or encumbrances arising in the ordinary course of business which are not overdue for a period of more than thirty (30) days or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of each Seller; and (iii) those liens or encumbrances described on Schedule 2.8 attached hereto.

2.9.  Litigation.  Except as set forth in Schedule 2.9, there are no actions, suits, proceedings or investigations, either at law or in equity, or before any commission or other administrative authority in any United States or foreign jurisdiction, of any kind now pending or, threatened involving a Seller that (i) if asserted and decided adversely to a Seller, could materially and adversely affect the Business and the use or operation of the Purchased Assets, or (ii) questions the validity of this Agreement or the other agreements to be entered into in connection herewith, or (iii) seeks to delay, prohibit or restrict in any manner any action taken or contemplated to be taken by a Seller under this Agreement or the other agreements to be entered into in connection herewith.  Except as set forth in Schedule 2.9, there is no arbitration proceeding pending or, to the knowledge of each Seller and Shareholders, threatened or proposed in any manner under any collective bargaining agreement or other agreement or otherwise.  Neither any Seller nor any of the Purchased Assets are subject to any judicial or administrative judgment, order, decree or restraint.

2.10.  Real Property; Leases.  Neither Seller owns any real property used in connection with the Purchased Assets.  Schedule 2.10 attached hereto sets forth a true, correct and complete list as of the date hereof of all leases of real property to which each Seller is a party in connection with the Purchased Assets (collectively, the "Real Property Leases").  Except as set forth on Schedule 2.10, true, correct and complete copies of the Real Property Leases, and all amendments and modifications thereof, have previously been delivered by each Seller to the Buyer.  The Real Property Leases have not been modified or amended since the date of delivery to the Buyer.  Neither Seller, nor to the knowledge of each Seller and Shareholder, is any other party in default under any Real Property Lease.

2.11.  Tax Matters.  All federal, state, local and foreign tax and information returns required to have been filed prior to the date of this Agreement by each Seller have been duly filed, and each such return correctly reflects the income, franchise or other tax liability and all other information required to be reported thereon, and each Seller has paid or accrued all income, franchise and other taxes due by it as reflected on said returns.  There are not pending, nor to the knowledge of each Seller, threatened, any audits, examinations, investigations or other proceedings in respect of taxes or tax matters and there are not, to the knowledge of either Seller or the Shareholders, any unresolved questions or claims concerning either Seller's tax liability.  No claim has ever been made or is expected to be made by a jurisdiction where a Seller does  not file tax returns that it is or may be subject to taxation by that jurisdiction.

2.12.  Contracts.  Schedule 2.12 contains a true and complete list of all Contracts.  Each Seller has made available to the Buyer a true and complete copy of each such written Contract and to the knowledge of each Seller and Shareholders a true, correct and complete written description of each such oral Contract.  Except as set forth as Schedule 2.12, neither Seller, nor, to the knowledge of each Seller, any other party, is in default under or in breach or in violation of any Contract, nor has an event occurred that (with or without notice, lapse of time, or both) would constitute a default, breach or violation by a Seller, or, to the knowledge of either Seller or the Shareholders, by any other party, under any Contract.

2.13.  Compliance with Agreements and Laws.  Except as set forth in Schedule 2.13, each Seller has complied in all material respects with all federal, state, local and foreign statutes, laws, ordinances, regulations, rules, permits, judgments, orders or decrees applicable to it, and to the knowledge of each Seller and Shareholder there does not exist any basis for any claim of default under or violation of any such statute, law, ordinance, regulation, rule, judgment, order or decree except such defaults or violations, if any, that in the aggregate do not and will not materially and adversely affect the Purchased Assets or the operation, financial condition or prospects of the Purchased Assets.

2.14.  Environmental Matters.  Except as set forth in Schedule 2.14 and except for such matters that, alone or in the aggregate, are not reasonably likely to have a material adverse effect on a Seller, to its knowledge: (i) each Seller has complied with all applicable “Environmental Laws” (as defined below); (ii) neither Seller has received any notice, demand, letter, claim or request for information alleging that it may be in violation of or liable under any Environmental Law; and (iii) neither Seller is subject to any orders, decrees, injunctions or other arrangements with any governmental entity relating to liability under any Environmental Law or relating to Hazardous Substances.

For purposes of this Agreement, the term "Environmental Law" means any law relating to pollution (or the clean up of the environment), or the protection of air, surface water, groundwater, drinking water, land (surface or subsurface), human health, the environment or any other natural resource or the use, storage, recycling, treatment, generation, processing, handling, production or disposal of Hazardous Materials, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 USC §§9601 et seq. and 40 CFR §§302.1 et seq., and regulations thereunder; the Federal Clean Air Act, as amended, 42 USC §§7401 et seq., and regulations thereunder; the Resource Conservation and Recovery Act, 42 USC §§6901 et seq., as amended and regulations thereunder; and the Federal Water Pollution Control Act, 33 USC §§1251 et seq., as amended, and regulations thereunder.

For purposes of this Agreement, the term "Hazardous Substance" means any asbestos containing materials, mono- and polychlorinated biphenyls, urea formaldehyde products, radon, radioactive materials, any "hazardous substance", "hazardous waste", "pollutant", "toxic pollutant", "oil" or "contaminant" as used in, or defined pursuant to any Environmental Law, and any other substance, waste, pollutant, contaminant or material, including petroleum products and derivatives, the use, transport, disposal, storage, treatment, recycling, handling, discharge, release, threatened release, discharge or emission of which is regulated or governed by any Environmental Law.

2.15.  Governmental Authorizations and Regulations.  Schedule 2.15 lists all licenses, franchises, permits and other governmental authorizations held by a Seller material to the use of the Purchased Assets.  Such licenses, franchises, permits and other governmental authorizations are valid, and neither Seller has received any notice that any governmental authority intends to cancel, terminate or not renew any such license, franchise, permit or other governmental authorization.  Except as set forth on Schedule 2.15, each Seller holds all licenses, franchises, permits and other governmental authorizations, the absence of any of which could have a material adverse effect on the Business or the use of the Purchased Assets.

2.16.  Accounting Practices.  The books and accounts of each Seller are complete and correct, and fully and fairly reflect the assets and transactions of the Company.

2.17.  Shareholders.  Schedule 2.17 sets forth a true and complete list of the shareholders of each of the Sellers and the number of shares held by each such shareholder.

2.18.  Insurance.  Schedule 2.18 contains a true and complete list of all policies of fire, liability, workers' compensation and other forms of insurance owned by or held by each Seller, and each Seller has made available for inspection by the Buyer true and complete copies of all of such policies.  All such policies are in full force and effect, all premiums with respect thereto covering all periods to the date of this Agreement have been paid, and no notice of cancellation or termination has been received with respect to any such policy.  Except as set forth in Schedule 2.18, such policies (i) are sufficient for compliance with all requirements of law and all agreements to which each Seller is a party, (ii) are valid, outstanding and enforceable policies, (iii) will remain in full force and effect through the Closing Date, and (iv) will not in any way be affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement.  Except as set forth in Schedule 2.18, neither Seller has made any material claims under such insurance policies.

2.19.  Labor Matters.  Neither Seller is the subject of any proceeding asserting that it has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization nor is there pending or, to knowledge of either Seller or Shareholders, threatened, nor has there been for the past five years, any labor strike, dispute, walkout, work stoppage, slow-down or lockout involving it.

2.20.  Intellectual Property Rights.  Schedule 2.20 contains an accurate and complete description of all domestic and foreign patents, trademarks, trademark registration, service marks, service marks registration, logos, trade names, domain names, assumed names, copyrights and copyright registrations and all applications therefor, presently owned or held by each Seller or under which a Seller owns or holds any license, or in which a Seller owns or holds any direct or indirect interest, and no others are necessary for the operation of the Business and the use of the Purchased Assets.  To the knowledge of each Seller and the Shareholder, no products sold or services provided by a Seller, nor any patents, formulae, know-how, secrets, trademarks, trademark registrations, service marks, service marks registration, logos, trade names, assumed names, copyrights, copyright registrations, or designation used or licensed for use in connection with the operation of the Business or the use of the Purchased Assets, infringe on any patents, trademarks, licenses, or copyrights, or any other rights, of any person.  Each Seller is the sole owner of, has the sole and exclusive right to use, has the right and power to sell, and has taken all reasonable measures to maintain and protect, the patents, trademarks, trademark registrations, logos, trade names, assumed names, copyrights, copyright registrations, service marks and service mark registrations listed under its name in Schedule 2.20.  Except as set forth in Schedule 2.20, no claims have been asserted against either Seller in writing by any person and received by it challenging the use of any such patents, trademarks, trademark registrations, service marks, service mark registrations, logos, trade names, assumed names, copyrights and copyright registrations or challenging or questioning the validity or effectiveness of any such license or agreement, or the use of any formula, know-how or secrets used in connection with the Purchased Assets and, to the knowledge of each Seller, there is no valid basis for any such claim.  Except as set forth in Schedule 2.20, to the knowledge of each Seller and Shareholder,  no other party is infringing on the patents, trademarks, trademark registrations, logos, tradenames, assumed names, copyrights copyright registrations, service marks and service mark registrations listed in Schedule 2.20.

2.21.  Receivables.  Each Seller has delivered to Buyer a true and complete aging report of a Seller’s accounts receivable as of August 1, 2007.  All of such receivables represent valid obligations arising from actual sales and or services actually performed by a Seller in the ordinary course of business.  Schedule 2.21 list all customers for whom the Sellers provided services or sold goods during the 12 months ended July 31, 2007, none of whom, to the best knowledge of each Seller and Shareholder, have provided notice to the Company that they intend to to discontinue or significantly reduce their purchase of goods or services from the Company.

2.22.  Employees.  Schedule 2.22 contains a complete list of the name, position, and salary, of all employees of each Seller, including persons who are temporarily absent from active employment by a Seller. Neither Seller has any employment agreement, patent disclosure agreement, non-compete agreement, or any other written contract or agreement relating to the right of any such employee to be employed by a Seller.  Schedule 2.22 lists all workers involved in the operation of each Sellers business who are working under any visa (e.g., H-1B, L, etc.), the type and expiration date of the visa, and whether the worker is an employee of a Seller or an independent contractor/subcontractor paid by a Seller or any employee or independent contractor/subcontractor paid by any other Person to which Seller makes payments for that worker’s services.  Neither Seller is bound by or subject to (and none of its respective assets or properties is bound by or subject to) any arrangement with any labor union with respect to those employees who have performed any services in the operation of such Seller’s business.  No employees of s Seller who have performed any services in the operation of the Seller’s business are represented by any labor union or covered by any collective bargaining agreement and, to the knowledge of each Sellers and Shareholders, no campaign to establish such representation is in progress.  There is no pending or, to the knowledge of each Seller and Shareholder, threatened labor dispute involving a Seller and any group of employees, consultants, contractors or subcontractors of a Seller who have performed any services in the operation of a Seller’s business, nor has a Seller experienced any labor interruptions over the past three (3) years with respect to employees, consultants, contractors or subcontractors of the Seller who have performed any services in the operation of the Seller’s business, and each Seller considers its relationship with the employees, consultants, contractors or subcontractors of the Seller to be good.

2.23.  ERISA.

(a)  A copy of each bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, employment, termination, severance, compensation, medical, health or other plan, agreement, policy or arrangement that covers employees, officers, directors, former employees, former officers or former directors of a Seller ( "Benefit Plans") and any trust agreements or insurance contracts forming a part of such Benefit Plans has been made available to Buyer prior to the date hereof and each such Benefit Plan is listed in Schedule 2.23 hereto.

(b)  All of its Benefit Plans are in substantial compliance with all applicable law, including the Code and the Employee Retirement Income Security Act of 1974, as amended ("ERISA").  None of its Benefit Plans is a defined benefit plan (as defined in Section 3(35) of ERISA) or a mutli-employer plan (as defined in Section 3(37) of ERISA).  Each of its Benefit Plans that is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA (a "Pension Plan") and that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service (the "IRS"), and it is not aware of any circumstances likely to result in revocation of any such favorable determination letter.  There is no pending or, to the actual knowledge of either Seller or the Shareholder, threatened litigation relating to a Benefit Plan of the Seller.  Neither Seller has engaged in a transaction with respect to any of its Benefit Plans that, assuming the taxable period of such transaction expired as  of the date hereof, would subject it to a material tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA.

(c)  As of the date hereof, no liability under Subtitle C or D of Title IV of ERISA (other than the payment of prospective premium amounts to the Pension Benefit Guaranty Corporation in the normal course) has been or is expected to be incurred by a Seller with respect to any ongoing, frozen or terminated "single-employer plan", within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with it under Section 4001 of ERISA or Section 414 of the Code (its "ERISA Affiliate") (each such single-employer plan, its "ERISA Affiliate Plan").  Neither Seller nor their ERISA Affiliates has contributed, or been obligated to contribute, to a multiemployer plan under Subtitle E of Title IV of ERISA.  No notice of a "reportable event", within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any of its Pension Plans or any of its ERISA Affiliate Plans within the 12-month period ending on the date hereof or will be required to be filed in connection with the transactions contemplated by this Agreement.

(d)  All contributions required to be made under the terms of any of each Seller’s Benefit Plans as of the date hereof have been timely made or have been reflected on its most recent balance sheet delivered by it to the other party.  Neither any of its Pension Plans nor any of any of its ERISA Affiliate Plans has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA.  Neither Seller has provided, or is required to provide, security to any of its Pension Plans or to any of its ERISA Affiliate Plans pursuant to Section 401(a)(29) of the Code.

(e)  Under each Pension Plan of a Seller which is a single-employer plan and each Seller’s ERISA Affiliate Plans, as of the last day of the most recent plan year ended prior to the date hereof, the actuarily determined present value of all "benefit liabilities", within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial valuation), did not exceed the then current value of the assets of such Pension Plan or ERISA Affiliate Plan and there has been no material change in the financial condition of such Pension Plan or ERISA Affiliate Plan since the last day of the most recent plan year.

(f)  Neither Seller has any obligations for retiree health and life insurance benefits under any of its Benefit Plans, except as required by applicable law.

(g)  The consummation of transactions contemplated by this Agreement will not (x) entitle any employees, officers or directors of a Seller to severance pay, directly or indirectly, upon termination of employment, (y) accelerate the time of payment or vesting or trigger any payment of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of its Benefit Plans or (z) result in any breach or violation of, or a default under, any of its Benefit Plans.

2.24.  Customers. Except as set forth in Schedule 2.24 neither Seller has received any written threat or written notice that any one or more customers who in the aggregate purchased goods or services in excess of $10,000 from it during the twelve months ended July 31, 2007 intends to discontinue or to reduce significantly purchases of such goods or services or default under or terminate any Contract whether as a result of the transactions contemplated by this Agreement or otherwise and neither Seller has received any written notice of, nor is it aware of any basis for, any material dispute between any such customer and a Seller, whether with respect to payment due, workmanship or otherwise.

2.25.  No Untrue Statements. To the knowledge of each Seller and Shareholders.  No statement by a Seller contained in this Agreement and no written statement contained in any certificate or other document required to be furnished by each Seller, or any officer, or other agent of a Seller to Buyer pursuant to this Agreement, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary in order to make the statements therein contained not misleading.

2.26.  No Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by Sellers directly with Buyer and without the intervention of any other person and in such manner as not to give rise to any valid claim against any of the parties for any finder's fee, brokerage commission or like payment.

2.27.             Securities Law Matters. The Sellers are  acquiring the Stratus Shares for investment for their s own account and not with the view to, or for resale in connection with, any distribution thereof.  Sellers understand that the Stratus  Shares have not been and will not be registered under the Securities Act of 1933, as amended (the “Securities Act”) by reason of a specified exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of its investment intent as express herein.  The Sellers acknowledge that the Stratus Shares must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available.  The Sellers consent to affixing on certificates representing the Stratus Shares the following legend:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY STATE SECURITIES LAWS.  THEY MAY NOT BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAW OR AN OPINION OF COUNSEL FOR OR SATISFACTORY TO THE ISSUER THAT SUCH REGISTRATION IS NOT REQUIRED.

3.  Representations of the Buyer.  The Buyer represents and warrants to each Seller as follows:

3.1.  Organization and Authority.  The Buyer is a limited liability company, duly formed, validly existing and in good standing under the laws of the State of Delaware.  Buyer has delivered to each Seller and Shareholders complete and correct copies of its Certificate of Formation and Operating Agreement as in effect on the date hereof.  Buyer is not in default under or in violation of its Certificate of Formation or Operating Agreement.  The Buyer has full power to execute and deliver this Agreement and all other documents, instruments and agreements to be delivered by it hereunder and to consummate the transactions contemplated hereby and thereby.

3.2.  Authorization.  The execution and delivery of this Agreement by the Buyer, and the agreements provided for herein, and the consummation by the Buyer of all transactions contemplated hereby and thereby, have been duly authorized by all requisite action.  This Agreement and all such other agreements and written obligations entered into and undertaken in connection with the transactions contemplated hereby constitute the valid and legally binding obligations of the Buyer, enforceable against it in accordance with their respective terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and general equitable principles, regardless of whether such enforceability is considered in a proceeding at law or in equity.

3.3.  No Violation.  The execution, delivery and performance of this Agreement and the agreements provided for herein, and the consummation by the Buyer of the transactions contemplated hereby and thereby, will not, with or without the giving of notice or the passage of time or both, (a) violate the provisions of any law, rule or regulation applicable to the Buyer; (b) violate the provisions of the Buyer's Certificate of Formation and/or Operating Agreement; (c) violate any judgment, decree, order or award of any court, governmental body or arbitrator; or (d) conflict with or result in the breach or termination of any term of provision of, or constitute a default under, or cause any acceleration under, or cause the creation of any lien, charge or encumbrance upon the properties or assets of the Buyer pursuant to, any indenture, mortgage, deed of trust or other agreement or instrument to which it or its properties is a party or by which the Buyer is or may be bound.

3.4.  Consents.  No consent, approval, authorization or other action by, or filing with, any governmental authority or any third party is required in connection with the execution, delivery and performance by the Buyer of its obligations under this Agreement and the agreements provided for herein, and the consummation by the Buyer and each Seller of the transactions contemplated hereby.

3.5.  Litigation.  No action, investigation, audit, review, claim, suit or proceeding by any governmental authority or third party is pending or, to the knowledge of the Buyer, threatened against the Buyer which seeks to delay or prevent the consummation of the transactions contemplated by this Agreement, or which may adversely affect or restrict the Buyer’s ability to consummate the transactions contemplated hereby.  The Buyer is not bound by any outstanding judgment, order, injunction or decree of any governmental authority or any third party which would prevent the Buyer from consummating the transactions contemplated by this Agreement.

3.6.  No Brokers.  All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by Buyer directly with each Seller and without the intervention of any other person and in such manner as not to give rise to any valid claim against any of the parties for any finder's fee, brokerage commission or like payment.

4.  Conditions of Closing.

4.1.           Conditions Precedent to Obligations of Buyer.  The obligation of Buyer to consummate the purchase under this Agreement is subject to the fulfillment, prior to or at the Closing, of each of the following conditions (any or all of which may be waived by Buyer):

(a)  all representations and warranties of each Seller contained in this Agreement shall be true and correct in all material respects, at and as of the time of the Closing with the same effect as though made again at, and as of, that time;

(b)  each Seller shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by a Seller prior to or at the Closing;

(c)  Buyer shall have been furnished with a certificate, dated the Closing Date, in substantially the form set forth in Exhibit B executed by the President of each Seller certifying to the fulfillment of the conditions specified in Sections 4.1(a) and 4.1(b);

(d)  each Seller shall have entered  into (i) a Non-Competition Agreement in the form attached hereto as Exhibit C-1, and (ii) each Shareholder shall have entered into a Non-Competition Agreement, as attached hereto as Exhibit C-2;

(e)  the Seller shall have obtained each of the consents listed on Schedule 2.4 hereto and

(f)  No provision of any applicable law or regulation shall prohibit, and there shall not be in effect any injunction or restraining order issued by a court of competent jurisdiction in any action or proceeding against the consummation of the sale and purchase of the Assets pursuant to this Agreement.

(g)  There shall have been no material adverse change in the Business or Purchased Assets or the operations, condition (financial or otherwise), operating results or prospects of the Sellers, taken as a whole.

(h)  each employee identified on Exhibit D hereto shall have accepted employment with the Buyer

4.2.  Conditions Precedent to Obligations of Sellers.  The obligation of each Seller to consummate the sale under this Agreement is subject the fulfillment, prior to or at the Closing, of each of the following conditions (any or all of which may be waived by each Seller):

(a)  all representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects at and as of the time of the Closing with the same effect as though made again at, and as of, that time;

(b)  Buyer shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Buyer prior to or at the Closing;

(c)  Stratus Services Group, Inc. shall have delivered a duly executed Piggyback Registration Rights Agreement in substantially the form annexed hereto as Exhibit E (the “Registration Rights Agreement”);

(d)             Stratus Services Group, Inc shall have delivered a duly executed Guaranty in substantially the form amended hereto as Exhibit F ( The “Guaranty”);

(e)             Stratus Services Group, Inc. shall have delivered copies of duly executed Offer Letters and Releases issued to and signed by every employee of each Seller, excluding the Shareholders, in substantially the form annexed hereto as Exhibit G (the “Offer/Release”);

(f)             Stratus Services Group, Inc. shall have delivered a health benefits letter obligating Stratus Services Group, Inc. to pay family plan COBRA payments for Thurston J. Hartford for eighteen (18) months beginning August 1, 2007 and further, to add Thurston J. Hartford to the group family plan medical coverage plan offered to management of Stratus Services Group, Inc. beginning in the nineteenth (19) month after the Closing and extending for eighteen (18) months thereafter.  Such letter shall be in substantially the form annexed hereto as Exhibit H (the “Benefit Letter”).

(g)  each Seller shall have been furnished with a certificate, dated the Closing Date, in substantially the form set forth in Exhibit F executed by the Manager of Buyer certifying to the fulfillment of the conditions specified in Section 4.2(a) and 4.2(b); and

(h)  no provision of any applicable law or regulation shall prohibit, and there shall not be in effect any injunction or restraining order issued by a court of competent jurisdiction in any action or proceeding against the consummation of the sale and purchase of the Assets pursuant to this Agreement.

5.  Closing Deliveries.

5.1.  By Seller.  Each Seller shall deliver to the Buyer at the Closing each of the following documents:

(a)  a Bill of Sale in the form attached hereto as Exhibit J, duly executed by each Seller;

(b)  the Non-Competition and Non-Solicitation Agreements in the form attached hereto as Exhibits C-1 and C-2, respectively;

(c)   an Assignment and Assumption of Contracts and Liabilities executed by each Seller evidencing each Seller's assignment and the Buyer's assumption of the Assumed Liabilities contemplated by Section 1.4 hereof in the form attached hereto as Exhibit K (the "Assignment and Assumption Agreement");

(d)  the Records, on the Closing Date;

(e)  copies of the general ledgers and books of account of each Seller pertaining to the Purchased Assets for the period December 31, 2005,  to the Closing Date;

(f)  cross receipt executed by each Seller, in the form of Exhibit L ("Cross Receipt");

(g)  the Registration Rights Agreement (Exhibit E) duly executed by Stratus Services Group, Inc.;

(h)  a certificate from the Secretary of each Seller attesting to the accuracy of resolutions to be attached thereto approved by the Board of Directors and the shareholders of each Seller authorizing the sale of the Purchased Assets and providing incumbency information for the individual signing this Agreement on behalf of each Seller, in substantially the form set forth in Exhibit M;

(i)  a certificate executed by the Secretary of each Seller that all representations and warranties made herein by each Seller are true and correct and that all terms, conditions and provisions of this Agreement have been performed and complied with at the time of Closing, in substantially the form set forth in Exhibit B;

(j)  such certificates or other documents as may be reasonably requested by Buyer, including, without limitation, certificates of legal existence, good standing and certified charter documents from the Secretary of State of the States of Washington and Rhode Island, and certificates of the Secretary of each Seller with respect to minutes, resolutions, by-laws and any other relevant matters concerning each Seller in connection with the transactions contemplated by this Agreement;

5.2.  By the Buyer.  The Buyer shall deliver to each Seller at the Closing or, if so indicated, on the Closing Date, each of the following documents:

(a)  the Note in the form annexed hereto as Exhibit A, executed by Buyer;

(b)             the Registration Rights Agreement in the form annexed hereto as Exhibit E;

(c)             the Guaranty in the form annexed hereto as Exhibit F

(d)             the Offer/Releases in the form annexed hereto as Exhibit G;

(e)             the Benefits Letter in the form annexed hereto as Exhibit H;

(f)  the Assignment and Assumption Agreement (Exhibit K), executed by Buyer;

(g)  a certificate representing the Stratus Shares;

(h)  the Cross Receipt, executed by the Buyer;

(i)  a certificate executed by the Manager of the Buyer that all representations and warranties made herein are true and correct and that all terms, conditions and provisions of this Agreement have been performed and complied with at the time of Closing, in substantially the form of Exhibit L;

(j)  a certificate of the secretary of the Buyer authorizing the purchase of the Purchased Assets and providing incumbency information for the individual signing this Agreement on behalf of the Buyer; and

(k)  such certificates or other documents as may be reasonably requested by each Seller, including, without limitation, certificates of legal existence, good standing and certified charter documents from the Secretary of State of Delaware, and certificates of an officer of the Buyer with respect to directors’ resolutions, by-laws and other matters.

6.  Indemnification.

6.1.  Survival of Representations.  All representations and warranties made by the parties herein or in any instrument or document furnished in connection herewith shall survive for a period of one (1) year following the Closing Date and any investigation at any time made by or on behalf of the parties hereto.

6.2.  By the Sellers The Sellers and Shareholders hereby jointly and severally agree to indemnify and hold harmless each of the Buyer, its affiliates and their respective directors, officers, employees, agents and representatives (the “Buyer Indemnitees”) from and against any and all actions, claims, liabilities (whether known or unknown, matured or unmatured, stated or unstated, fixed or contingent), obligations, damages of any kind (including, without limitation, general, special, incidental and consequential damages), judgments, liens, injunctions, charges, orders, decrees, rulings, demands, losses, dues, assessments, taxes, fines, fees, penalties, amounts paid in settlement, costs or expenses (including, without limitation, reasonable attorney's and expert fees and expenses in connection with investigating, defending or settling any action or threatened action) (each, a “Loss” and collectively, “Losses”) that any of the Buyer Indemnitees may incur, or to which it, he or she may become subject, arising out of, resulting from or relating to:

(i)  any misrepresentation or breach of any warranty of a Seller or Shareholder contained in this Agreement or in any schedule of a Seller or any certificate delivered by a Seller pursuant to this Agreement;

(ii)  any breach of any covenant of a Seller contained in this Agreement;

(iii)  any debt, liability or obligation of a Seller other than the Assumed Liabilities; and

(iv)  the operation of the Business or the use of the Purchased Assets prior to the Closing Date.

6.3.  By the Buyer.  The Buyer shall indemnify and hold harmless each Seller and their respective directors, officers, shareholders, employees, agents, representatives and successors (the “Seller Indemnitees”) from and against any and all Losses that any of the Seller Indemnitees may incur, or to which it, he or she may become subject, arising out of, resulting from or relating to:

(i)  any misrepresentation or breach of warranty of Buyer contained in this Agreement or in any schedule of Buyer or in any certificate delivered by Buyer  pursuant to this Agreement;

(ii)  any breach of any covenant of Buyer contained in this Agreement;

(iii)  any of the Assumed Liabilities;

(iv)  the operation of the Business or use of the Purchased Assets after the Closing Date; and

(v)  any claim, action suit or proceeding  instituted against a Seller by any of Doug Steen, James Keck or James Ligouri which arises out of such individual’s employment relationship with such Seller.

6.4.  Reduction for Insurance Proceeds.  To the extent that any Buyer Indemnitee or Seller Indemnitee shall receive payment under any insurance policies on account of claims arising under Section 6.2 or Section 6.3 hereof, the amount (if any) payable by the indemnifying party on account of such claims shall be reduced by the amount of such payment or, if the Buyer Indemnitee or Seller Indemnitee shall have already collected on such claims from the indemnifying party, then the Buyer Indemnitee or Seller Indemnitee shall repay to the indemnifying party the amount of such payment.

6.5.  Procedure for Indemnification Claims.  For purposes of this Agreement, each of the Sellers, Shareholder and Buyer may be referred to as an “Indemnifying Party” in connection with their indemnification obligations herewith.  For purposes of this Agreement, Buyer Indemnitees and Seller Indemnitees may be referred to individually as an “Indemnitee” or collectively as “Indemnitees.”  The procedures to be followed with respect to indemnification claims based upon or arising out of any claim, action or proceeding by any person not a party to this Agreement, shall be as follows:

(a)  If an Indemnitee believes that it has suffered or incurred any Loss, such Indemnitee shall so notify the Indemnifying Party promptly in writing describing such Loss, the amount thereof, if known, and the method of computation of such Loss, all with reasonable particularity and containing a reference to the provisions of this Agreement or other agreement, instrument or certificate delivered pursuant hereto in respect of which such Loss shall have occurred.  In the event that any claim or demand in respect of which an Indemnitee may seek recovery of a Loss under this Section 6 is asserted against or sought to be collected from such Indemnitee by a third party, the Indemnitee shall notify the Indemnifying Party promptly in writing but the failure to give such prompt notice shall not relieve an Indemnifying Party of its obligations hereunder except to the extent that the failure to give prompt notice materially prejudices the Indemnifying Party.

(b)  Unless in the reasonable judgment of Indemnitee (i) there is a conflict between the positions of the Indemnifying Party and the Indemnitee in conducting the defense of such claim or (ii) legitimate business considerations would require the Indemnitee to defend or respond to such claim in a manner different from that recommended by the Indemnifying Party, the Indemnifying Party shall, by giving notice thereof to the Indemnitee confirming the Indemnifying Party’s obligation under this Section 6 to indemnify the Indemnitee in respect of such claim, be entitled to assume and control such defense with counsel chosen by it.  The Indemnitee shall be entitled to participate therein after such assumption, but the costs of such participation (other than the costs of providing witnesses or documents at the request of the Indemnifying Party or in response to legal process) following such assumption shall be at the expense of the Indemnitee.  Upon assuming such defense, the Indemnifying Party shall have full right to enter into any compromise or settlement which is dispositive of the matter involved; provided that except for the settlement of a claim that involves no obligation of the Indemnitee other than the payment of money for which indemnification is provided hereunder, the Indemnifying Party shall not settle or compromise any claim without the prior written consent of the Indemnitee, which consent will not be unreasonably withheld; and provided, further, the Indemnifying Party may not consent to entry of any judgment or enter into any settlement in respect of a claim which does not include as an unconditional term thereof the giving by the claimant or plaintiff to the Indemnitee of a release from all liability in respect of such claim.

(c)  With respect to a claim as to which the Indemnifying Party (i) does not have the right to assume the defense under Section (b) or (ii) shall not have exercised its right to assume the defense, the Indemnitee shall assume and control the defense of and contest such claim with counsel chosen by it and the Indemnifying Party shall be obligated to pay all reasonable attorneys’ fees and expenses of the Indemnitee incurred in connection with such defense.  The Indemnifying Party shall be entitled to participate in the defense of such claim, but the cost of such participation shall be at its own expense.  Notwithstanding the foregoing, the Indemnitee shall not be required to defend any claim under this Section (c) unless the Indemnifying Party confirms its obligation under this Section 6 to indemnify the Indemnitee in respect of such claim by written notice to the Indemnitee.  If the Indemnitee is not required to defend any claim under the immediately preceding sentence, it shall owe no duties to the Indemnifying Party with respect to such claim and may defend, fail to defend or settle such claim without affecting its right to indemnity hereunder.

(d)  If the Indemnitee assumes the defense of a claim pursuant to Section (c) above, the Indemnitee may compromise or settle any claim against it at any time; provided, however, that the Indemnitee shall not settle or compromise any claim without the prior written consent of the Indemnifying Party, which consent will not be unreasonably withheld.  The Indemnitee may not consent to entry of any judgment or enter into any settlement or compromise with respect to a claim which does not include as an unconditional term thereof the giving by the claimant or plaintiff to the Indemnifying Party of a release from all liability in respect of such claim.

(e)  Both the Indemnifying Party and the Indemnitee shall cooperate fully with one another in connection with the defense, compromise or settlement of any claim, including without limitation making available to the other all pertinent information and witnesses within its control at reasonable intervals during normal business hours.

6.6.  Limitations of Indemnification.  The indemnification provided for in this Section 6 shall be subject to the following limitations:  (i) Sellers and Shareholders shall not be obligated to pay any amounts for indemnification under this Section 6 in excess of Three Hundred Thousand Dollars ($300,000) and (ii) the Buyer shall not be entitled to make any claim for indemnification hereunder until the sum of indemnifiable claims is equal to or greater than $25,000.00 (the “Indemnification Threshold”); provided, however, that if indemnifiable claims equal or exceed the Indemnification Threshold, the Buyer shall be entitled to seek indemnification in respect of all indemnifiable claims.

7.  Other Agreements.

7.1.  Conduct of Business.  From the date of this Agreement through the Closing Date, each Seller will  (i) use its best efforts to preserve the Purchased Assets intact, to keep available to Buyer the services of its employees and independent contractors and to preserve for Buyer its relationships with suppliers, licensees, distributors and customers and others having business relationships with the Purchased Assets, (ii) carry on its business substantially in the same manner as heretofore and shall not make or institute any unusual or new methods of purchase, sale, performance, lease, management, accounting or operation, (iii) accept customer requests for services in the ordinary course of business and consistent with past practice for all services offered by a Seller but expected to be performed by the Buyer after the Closing Date, (iv) maintain the Fixed Assets and its facilities in good operating condition and repair, subject only to ordinary wear and tear, (v) comply with all laws and regulations which are applicable to its ownership of the Purchased Assets or the use of the Purchased Assets, (v) perform and comply with all of the Contracts and other commitments and obligations by which it is bound, and (vi) l continue to carry all of its existing insurance until the Closing Date.  From the date of this Agreement through the Closing Date, neither Seller shall sell, assign, voluntarily encumber, grant a security interest in or license with respect to, or dispose of, any of the Purchased Assets, or incur any material liabilities, except for sales and dispositions made, or liabilities incurred, in the ordinary course of business.  Each Seller agrees to notify and consult with Buyer with respect to all decisions outside of the ordinary course relating to the Purchased Assets and the operation of the Business until the Closing Date.

7.2.  Keep Informed.  From the date hereof through the Closing Date, each Seller shall promptly notify Buyer of (i) any changes to the information disclosed on any schedule hereto, including changes occurring after the date hereof (although such disclosure shall not in any way amend or supplement any schedule) and (ii) any condition, circumstance, fact or other information that may cause the representations and warranties of each Seller and Shareholder herein to be incomplete or untrue as of the Closing Date as if made on and as of such time or cause a Seller to be unable to perform its covenants contained herein that it is required to perform on or before the Closing Date.

7.3.  Employees.  Effective on the Closing Date, Sellers shall terminate the employment of all employees engaged in the Business (the “Terminated Employees”), and shall terminate any employment agreements with such Terminated Employees.  As of the Closing Date, Buyer shall offer employment to all of the Terminated Employees (such hired persons being the “Hired Employees”), at initial salaries and with initial benefits comparable to those immediately prior to the termination.

8.  Post-Closing Agreements.  Each of the Sellers and the Buyer, as the case may be, agree that from and after the Closing Date:

8.1.  Proprietary Information.

(a)  Each Seller shall hold in confidence, and use its best efforts to have all of its officers, managers, members, directors, employees, other personnel and agents to hold in confidence, all knowledge and information of a secret or confidential nature with respect to the Business and the Purchased Assets and shall not disclose, publish or make use of the same without the consent of the Buyer, except (i) to the extent that such information shall have become public knowledge other than through the act of a Seller, or any of its officers, directors and personnel except as would be permitted under (ii) and (iii) of this Section 8.1(a), (ii) as may be required to enforce any of a Seller's rights against Buyer, or (iii) as may be required by applicable law or legal process.

(b)  Each Seller agrees that the remedy at law for any breach of this Section 8.1 may be inadequate and that the Buyer shall be entitled to seek injunctive relief in addition to any other remedy it may have upon breach of any provision of this Section 8.1.

8.2.  Financial Statements.  Each Seller shall deliver to Buyer no later than forty-five (45) days after the closing (a) financial statements (including balance sheet, income statement,  statement of cash flows and notes) for the year ended December 31, 2006 and the six months ended June 30, 2006 and 2007, in each case prepared in accordance with GAAP and (b) financial statements (including balance sheet, income statement and statement of cash flows but excluding notes) for the three months ended December 31,2005, March 31, 2006 and December 31, 2006, in each case prepared in accordance with GAAP

8.3.  Name Change.  Each Seller agrees to change its corporate name to a name reasonably acceptable to Buyer within two (2) days of the Closing.

8.4.  Further Assurances and Data.

(a)  At any time and from time to time after the Closing Date, at the Buyer's reasonable request and without further consideration, each Seller shall execute and deliver such instruments of sale, transfer, conveyance, assignment and confirmation, and take such other action, all at the Buyer's sole cost and expense, as the Buyer may reasonably request to more effectively transfer, convey and assign to the Buyer, and to confirm the Buyer's title to, all the Purchased Assets, to put the Buyer in actual possession and operating control thereof, to assist the Buyer in exercising all rights with respect thereto, and to carry out the purpose and intent of this Agreement.  Immediately after the Closing Date, each Seller shall, to the extent applicable, authorize the release to the Buyer of all files pertaining to the Purchased Assets held by any federal, state, county or local authorities, agencies or instrumentalities.  Each Seller and the Buyer will cooperate in communications with suppliers and customers to accomplish the transfer of the Purchased Assets to the Buyer.

(b)  The parties agree that from and after the Closing Date, as to any monies received that rightfully belong to the other party, they shall remit such monies promptly to the other party.

(c)  Each party shall have the right, for a period of three (3) years following the Closing Date, to have reasonable access to those books, records and accounts, including financial and tax information, correspondence, employment records and other records that may, at that time, be in the possession of the other party to the extent that any of the foregoing relates to the Purchased Assets and is needed by such party in order to comply with its obligations under applicable securities, tax, environmental, employment or other laws and regulations.

(d)  Cooperation in Litigation.  Each party hereto will reasonably cooperate with the other in the defense or prosecution of any litigation or proceeding already instituted or which may be instituted hereafter against or by such party relating to or arising out of the use of the Purchased Assets prior to the Closing Date (other than litigation arising out of the transactions contemplated by this Agreement).  The party requesting such cooperation shall pay the out-of-pocket expenses (including legal fees and disbursements) of the party providing such cooperation and of its officers, directors, employees, other personnel and agents reasonably incurred in connection with providing such cooperation, but shall not be responsible to reimburse the party providing such cooperation for such party's time spent in such cooperation or the salaries or costs of fringe benefits or similar expenses paid by the party providing such cooperation to its officers, directors, employees, other personnel and agents while assisting in the defense or prosecution of any such litigation or proceeding.

9.  Transfer and Sales Tax.  Notwithstanding any provisions of law imposing the burden of such taxes on each Seller or the Buyer, as the case may be, the Sellers shall be responsible for and shall pay (a) all sales, bulk sales, use and transfer taxes, and (b) all governmental charges, if any, upon and due in connection with the sale or transfer of any of the Purchased Assets hereunder.

10.  Bulk Sales Compliance.  Buyer hereby waives compliance by either Seller with the provisions of the Bulk Sales Law of any State which may be applicable to this transaction.  In consideration of such waiver Seller and Shareholder jointly and severally agrees to defend and indemnify Buyer against and hold it harmless from any and all loss, liability, claims, damage or expense (including reasonable attorneys’ fees) arising out of or resulting from such noncompliance except to the extent that any claim shall relate to an Assumed Liability.

11.  Termination.

11.1.  Time of Termination.  This Agreement may be terminated at any time prior to the Closing Date:

(a)  By mutual consent of Buyer and each of the Sellers.

(b)  (i) By either Buyer on the one hand or either of the Sellers on the other hand if there shall be a material breach of any representation, warranty, covenant, obligation or agreement on the part of the other party set forth in this Agreement which breach shall not have been cured, in the case of a representation or warranty, prior to the Closing, or in the case of a covenant, obligation or agreement, within five (5) business days following receipt by the breaching party of notice of such breach; or (ii) by Buyer or either of the Sellers if any permanent injunction or other order of a court or other competent authority preventing the consummation of the transactions contemplated by this Agreement shall have become final and non-appealable.

(c)  By Buyer, if not then in breach of this Agreement, or Sellers, if not then in breach of this Agreement, if the Closing shall not have occurred by August 14, 2007.

11.2.  Effect of Termination.  In the event of a termination of this Agreement by either Buyer or any of the Sellers as provided in Section 11.1, this Agreement shall forthwith become void; provided, however, that no such termination shall relieve any party hereto from any liability for breach of this Agreement.

11.3.  Remedies Not Exclusive.  No remedy conferred by any of the specific provisions of this Agreement is intended to be exclusive of any other remedy, and each and every remedy shall be cumulative and shall be in addition to every other remedy given under this Agreement or now or hereafter existing at law or in equity or by statute or otherwise, including, without limitation, the remedy of specific performance.  The election of any one or more remedies by Buyer or a Seller shall not constitute a waiver of the right to pursue other available remedies.

12.  Notices.   Each party shall promptly notify the other party in writing of, and furnish to such party any information that such party may reasonably request with respect to, the occurrence of any event or the existence of any state of facts that would (a) result in the party’s representations and warranties not being true if they were made at any time prior to or as of the Closing Date, or (b) impair the party’s ability to perform its obligations under this Agreement.  Any such notices or other communications required or permitted hereunder shall be in writing and shall be sufficiently given if delivered personally or sent by facsimile (with transmission confirmed), Federal Express, registered or certified mail, return receipt requested, postage prepaid, addressed as follows or to such other address or facsimile number of which the parties may have given notice:

To the Sellers:                                                                With a copy to:

Mr. Thurston J. Hartford                                                                Joseph B. White, Esq.
Green-Tech Assets, Inc.                                                                Nixon Peabody LLP
30 Meeting Street                                                                One Citizens Place
Cumberland, RI 02864                                                                Providence, RI  02903
Fax: 401-721-2157                                                                Fax: 401-454-1030

To the Buyer:                                                                With a copy to:

            Mr. Joseph J. Raymond                                                                           Philip D. Forlenza, Esq.
Giordano, Halleran & Ciesla, P.C.
Transworld Assets, LLC                                                                125 Half Mile Road
149 Avenue at the Common, Suite 4                                                                           P.O. Box 190
Shrewsbury, NJ  07702                                                                Middletown, NJ 07748
Fax: 732-907-1888                                                                Fax: 732-224-6599

Unless otherwise specified herein, such notices or other communications shall be deemed received (a) on the date delivered, if delivered personally, by facsimile or by Federal Express; or (b) three business days after being sent, if sent by registered or certified mail.

13.  Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and assigns, except that neither party may assign its obligations hereunder without the prior written consent of the other parties hereto; provided, however, that the Buyer may assign Buyer's rights hereunder to a subsidiary or affiliate of Buyer, provided that the Buyer shall remain liable for its obligations hereunder.  Any assignment in contravention of this provision shall be null and void.  No assignment shall release the Buyer from any obligation or liability under this Agreement.

14.  Entire Agreement; Amendments; Attachments.

14.1.  Entire Agreement; Amendment.  This Agreement, all schedules and exhibits hereto, and all agreements and instruments to be delivered by the parties pursuant hereto represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and supersede all prior oral and written, and all contemporaneous oral negotiations, commitments and understandings between such parties including, without limitation, the Letter of Intent, dated June 15, 2007.  The Buyer and each Seller, by the consent of their respective Boards of Directors, Members or officers authorized by such Boards, may amend or modify this Agreement, in such manner as may be agreed upon, by a written instrument executed by the Buyer and each Seller.

14.2.  Attachments.  If the provisions of any schedule or exhibit to this Agreement are inconsistent with the provisions of this Agreement, the provisions of this Agreement shall prevail.  The exhibits and schedules attached hereto or to be attached hereafter are hereby incorporated as integral parts of this Agreement.

15.  Expenses.  Except as otherwise provided herein, each party hereto shall pay its own expenses in connection with this Agreement and the transactions contemplated hereby.

16.  Legal Fees.  In the event that legal proceedings are commenced by any party hereto against any other party hereto in connection with this Agreement or the transactions contemplated hereby, the party which does not prevail in such proceedings shall pay the reasonable attorneys' fees and costs incurred by the prevailing party in such proceedings.

17.  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts of law principles.

18.  Section Headings.  The section headings are for the convenience of the parties and in no way alter, modify, amend, limit, or restrict the contractual obligations of the parties.

19.  Severability.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

20.  Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which, when taken together, shall be one and the same document.

21.  Public Disclosure.  Neither party shall make any public statement about, nor issue any press release concerning this Agreement or the transactions contemplated hereby without first consulting with the other party hereto as to the form and substance of any such press release or public disclosure; provided, however, that nothing in this Section 21 shall be deemed to prohibit any party hereto from making any disclosure that its counsel deems necessary or advisable in order to satisfy such party's disclosure obligation imposed by law.

[REMAINDER OF PAGE LEFT BLANK]

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the date first above written.

SELLERS:

GREEN-TECH ASSETS, INC.

By:/s/Thurston J. Hartford
Name:  Thurston J. Hartford
Title:    President and Chief Executive Officer

CC LAUREL, INC.

By:/s/ Thurston J. Hartford
Name:  Thurston J. Hartford
Title:    President and Chief Executive Officer

/s/Thurston J. Hartford

/s/Susan Hartford

BUYER:

TRANSWORLD ASSETS, LLC
By:  Stratus Services Group, Inc.
Manager

By:/s/ Joseph J. Raymond
Name:  Joseph J. Raymond
Title:    President

The Schedules and Exhibits to the Asset Purchase Agreement are not presented herein or delivered herewith.  Copies of the Schedules and Exhibits swill be provided to the Securities and Exchange Commission upon request